February 22, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  T. Rowe Price U.S. Bond Enhanced Index Fund, Inc.

 File Nos. 333-45018, 811-10093

 Post-Effective Amendment No. 13

Commissioners:

We are counsel to the above-referenced registrant, which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP